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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Gartner Group, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-67576, No. 33-85926, No. 33-92486, No. 333-35169, No. 333-42587, No.
333-77015, No. 333-77013 and No. 333-30546) on Form S-8 of Gartner Group, Inc.
of our reports dated October 30, 2000 relating to the consolidated balance sheets of Gartner Group, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three year period ended September 30, 2000, and financial statement schedule, which report appears in the September 30, 2000 Annual Report on Form 10-K of Gartner Group, Inc.


/s/ KPMG LLP

St. Petersburg, Florida
April 16, 2001